Exhibit 99.01

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

Embargoed until
11:30 am (ET) 4:30 pm (GMT)

HIV compound SPD754 out-licensed to anti-infectives specialist, Avexa Ltd

Basingstoke, UK and Philadelphia, PA, US – 17 January 2005 – Shire Pharmaceuticals Group plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has out-licensed its HIV compound, SPD754, to Avexa Limited, a publicly-listed Australian specialty anti-infectives company.

This is one of the final steps in Shire’s divestment program – designed to ensure focus on later stage pipeline investment in its core therapeutic areas of CNS, gastrointestinal and renal diseases. In the last 12 months, Shire has had six projects in its core areas approved by regulators.

Avexa will take on full responsibility for the worldwide development of SPD754 in accordance with an agreed development plan. SPD754 is currently in Phase II with an anticipated launch target of 2009. Avexa has the right to commercialize SPD754 throughout the world, excluding North America (USA and Canada), where Shire retains the right to commercialize the product. An undisclosed reciprocal royalty will be payable. Included in the deal and subject to subsequent satisfaction of certain conditions, Shire will take a AUD$2 million equity position in Avexa, subject to Avexa shareholder approval, and will also have an option to acquire four million more shares following the successful completion of the Phase IIb trial.

Says Matthew Emmens, Chief Executive of Shire:

“Our strategic restructuring and divestment has progressed to plan, and the out-licensing of SPD754 to Avexa is another important step in this process and provides us with greater R&D focus on our core markets. Avexa is an ideal partner for the product, having the skills and expertise to take this program forward and see it through to registration and approval in a timely manner. At the same time, we are able to retain a stake in the future value of the product.”

Says Avexa Chief Executive Officer, Dr Julian Chick:

“This is a great opportunity for Avexa. It recognises Avexa’s particular expertise and depth of experience of its management and scientific team in the commercial development of drugs for HIV. We are competitive with the world’s best in our understanding of this field. Our objective is to take the drug into Phase III and for SPD754 to reach the market by 2009.”

For further information please contact:

Investor Relations

Cléa Rosenfeld (UK and Europe)	+	44 1256 894 160

Brian Piper (US and Canada)	+	1 484 595 8252

Media

Jessica Mann (UK and Europe)	+	44 1256 894 280

Matthew Cabrey (US)	+	1 484 595 8248

Notes to editors

Further information on SPD754 and Avexa’s intentions

SPD754 is a nucleoside analogue and part of a class of drugs known as NRTi. NRTis represent the major class of HIV therapeutics and the drugs of first choice in the treatment of HIV. Currently reverse transcriptase inhibitors represent over 50% of the global sales of HIV drugs which in 2004 was in excess of US$6 billion.

SPD754 has been shown to selectively inhibit the HIV replication enzyme reverse transcriptase and has successfully completed a Phase IIa trial. Importantly SPD754 is under Investigational New Drug (IND) status and has received fast-track approval from the FDA in the USA helping to speed development. Avexa is preparing SPD754 to enter a Phase IIb trial designed to demonstrate its efficacy in HIV-infected patients that have demonstrated resistance to therapy with 3TC (Lamivudine), a first line HIV therapy. The Phase IIb trial will examine two different doses of SPD754 and compare the drug to 3TC. This trial will be conducted in Australia, with the first patient expected to be enrolled by the middle of this year and results due in the first quarter of 2006.

Shire has previously conducted a Phase IIa trial with SPD754 in 63 HIV-infected patients who had not had prior exposure to HIV drugs. In this trial, SPD754 showed a statistically significant, greater than 1.4 log decrease in viral load. A decrease in viral load is one of the primary measures used to benchmark the effectiveness of HIV drugs and a 1.4 log decrease is similar or greater than that achieved by other NRTis currently being sold on the market demonstrating the potential of SPD754 in the treatment of HIV.

A successful outcome to this trial will assist Avexa in positioning SPD754 as a second line NRTi therapy in the treatment of HIV, meaning that patients that are no longer experiencing direct clinical benefit from 3TC therapy can be switched to SPD754 as an ongoing HIV treatment alternative. Avexa believes that there is a need for new drugs that will treat the resistant virus selected during 3TC therapy.

3TC as either a stand-alone or combination drug generates close to US$1 billion in global sales annually. Other NRTi drugs on the market in this class include FTC (emtricitabine), Tenofovir and the combination (emtricitabine and Tenofovir) Truvada.

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing projects and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com

About Avexa

Avexa Limited is a Melbourne-based biotechnology company with a focus on research and development of anti-infectives. The company is developing drugs for the treatment of infectious diseases which have a significant unmet medical need. Avexa has dedicated resources and funding for its three key projects: antiviral drugs for HIV/AIDS and hepatitis, and an antibiotic alternative for antibiotic-resistant bacterial infections.

For further information on Avexa, please visit the Company’s website: www.avexa.com.au

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization, the impact of competitive products, including, but not limited to, the impact of those on Shire’s Attention Deficit & Hyperactivity Disorder (ADHD) franchise, patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise, government regulation and approval, including but not limited to the expected product approval dates of METHYPATCH® (methylphenidate), Shire’s ability to secure new products for development, including, but not limited to, the execution of a binding agreement with New River Pharmaceuticals Inc, the implementation of the current reorganization and other risks and uncertainties detailed from time to time in Shire’s filings, including its Annual Report on Form 10-K for the year ended December 31, 2003, with the Securities and Exchange Commission.